PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

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March 27, 2017

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1 of Freight Solution, Inc. of our report dated on October 7, 2016, on the audit of the financial statements of Freight Solution, Inc. as of April 30, 2016, and the related statements of operations, stockholders’ equity and cash flows for the period from April 28, 2016 (inception) through April 30, 2016 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

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PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board